Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Initiates $10 Billion Accelerated Share Repurchase Agreements

SANTA CLARA, Calif., August 19, 2020 – Intel Corporation today announced it is entering into accelerated share repurchase (ASR) agreements to repurchase an aggregate of $10 billion of Intel’s common stock. Following completion of these agreements, Intel will have repurchased a total of approximately $17.6 billion in shares as part of the planned $20 billion share repurchases announced in October 2019.

“We achieved record financial results in the first half of 2020 and raised our full-year outlook as customers rely on Intel technology for delivering critical services and enabling people to work, learn and stay connected. As the ongoing growth of data fuels demand for Intel products to process, move and store, we are confident in our multiyear plan to deliver leadership products,” said Intel CEO Bob Swan. “While the macro-economic environment remains uncertain, Intel shares are currently trading well below our intrinsic valuation, and we believe these repurchases are prudent at this time.”

Under the terms of the ASR agreements, Intel will receive an initial share delivery of approximately 166 million shares, with the final settlement scheduled to occur by the end of 2020. The final number of shares to be repurchased by Intel will be based on the volume-weighted average stock price of Intel’s common stock during the term of the agreements, less a discount and subject to adjustments.

Intel is funding the share repurchases under the ASR agreements with existing cash resources. Strong operating results in the first half of 2020 have contributed to a healthy liquidity balance, which gives Intel the ability to invest in the business during a period of economic uncertainty while also returning capital to stockholders through dividends and these share repurchases. Intel intends to complete the $2.4 billion balance of its planned $20 billion share repurchases and return to its historical capital return practices when markets stabilize.

BNP Paribas Securities Corp. acted as sole structuring adviser to Intel on the ASR agreements.

Forward Looking Statements

Statements in this press release that refer to future plans and expectations, including with respect to the ASR agreements, the settlement of such agreements, Intel’s share repurchases, and Intel’s business outlook, are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to future products and technology and the expected availability and benefits of such products and technology, market opportunity, our valuation, our ability to invest and return capital, and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. Such statements are based on management’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Important factors that could cause actual results to differ materially from the company’s expectations include, among others, the ability of a counterparty to an ASR agreement to buy or borrow shares of Intel common stock; the market price of Intel common stock during the term of an ASR Agreement; the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry; and the factors set forth in Intel’s earnings release dated July 23, 2020, which is included as an exhibit to Intel’s Form 8-K furnished to the SEC on such date, and Intel’s SEC filings, including the company’s most recent reports on Forms 10-K and 10-Q. Copies of Intel’s Form 10-K, 10-Q and 8-K reports may be obtained by visiting our Investor Relations website at www.intc.com or the SEC’s website at www.sec.gov. Intel does not undertake, and expressly disclaims any duty, to update any statement made in this press release, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law.

About Intel

Intel (Nasdaq: INTC), is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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CONTACTS:	Ben Thom	Cara Walker
	Investor Relations	Media Relations
	+1 (503) 613-1490	+1 (503) 696-0831
	ben.thom@intel.com	cara.walker@intel.com

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